Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Synthetic Biologics, Inc.

Rockville, MD

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-180562, 333-189794, 333-188219, 333-156973, 333-206267, 333-207327, 333-206266, 333-203323 and 333-203322) and Form S-8 (Nos. 333-192355, 333-170858, 333-148764,333-206268 and 333-213388) of our reports dated March 2, 2017, relating to the consolidated financial statements and the effectiveness of Synthetic Biologics, Inc.’s Internal Control over Financial Reporting, which appear in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO USA, LLP

BDO USA, LLP

Troy, MI

March 2, 2017